                                                                 Exhibit No. 2.1

             ======================================================

                            STOCK PURCHASE AGREEMENT

                             TEXTILEASE CORPORATION

                              Dated: July 17, 2003

             ======================================================

                                TABLE OF CONTENTS

1.    DEFINITIONS........................................................................................     1

   1.1   "ACCOUNTING FIRM"...............................................................................     1
   1.2   "AFFILIATE".....................................................................................     1
   1.3   "BANKRUPTCY CODE"...............................................................................     1
   1.4   "BEST EFFORTS"..................................................................................     1
   1.5   "BREACH"........................................................................................     1
   1.6   "BUYER".........................................................................................     2
   1.7   "BUYER'S HSR FILING"............................................................................     2
   1.8   "CERCLA"........................................................................................     2
   1.9   "CHANGE IN CONTROL".............................................................................     2
   1.10  "CLOSING".......................................................................................     2
   1.11  "CLOSING DATE"..................................................................................     2
   1.12  "CLOSING DATE BALANCE SHEET"....................................................................     2
   1.13  "CLOSING DATE BALANCE SHEET DETERMINATION DATE".................................................     3
   1.14  "CLOSING DATE STOCKHOLDERS' EQUITY".............................................................     3
   1.15  "COBRA".........................................................................................     3
   1.16  "CODE"..........................................................................................     3
   1.17  "COMPANY".......................................................................................     3
   1.18  "COMPANY DEBT"..................................................................................     3
   1.19  "COMPENSATION ARRANGEMENT"......................................................................     3
   1.20  "CONSENT".......................................................................................     3
   1.21  "CONFIDENTIALITY AGREEMENT".....................................................................     3
   1.22  "CONTRACT"......................................................................................     3
   1.23  "EMPLOYEE PLAN".................................................................................     4
   1.24  "ENCUMBRANCE"...................................................................................     4
   1.25  "ENVIRONMENTAL REMEDIATION ACCRUAL".............................................................     4
   1.26  "ERISA".........................................................................................     4
   1.27  "ERISA AFFILIATE"...............................................................................     4
   1.28  "ERISA SPONSOR".................................................................................     4
   1.29  "ESOP"..........................................................................................     4
   1.30  "EXCHANGE ACT"..................................................................................     4
   1.31  "FINANCIAL STATEMENTS"..........................................................................     4
   1.32  "GAAP"..........................................................................................     4
   1.33  "GOVERNMENTAL AUTHORIZATION"....................................................................     5
   1.34  "GOVERNMENTAL BODY".............................................................................     5
   1.35  "HSR ACT".......................................................................................     5
   1.36  "HSR FILINGS"...................................................................................     5
   1.37  "LEASES"........................................................................................     5
   1.38  "LEASED PROPERTIES".............................................................................     5
   1.39  "LEGAL REQUIREMENT".............................................................................     5
   1.40  "MATERIAL ADVERSE EFFECT".......................................................................     5
   1.41  "MULTIEMPLOYER PLAN"............................................................................     5
   1.42  "NOTICE"........................................................................................     5
   1.43  "ORDER".........................................................................................     5
   1.44  "OWNED PROPERTIES"..............................................................................     6
   1.45  "PERSON"........................................................................................     6
   1.46  "PRE-CLOSING BALANCE SHEET".....................................................................     6
   1.47  "PRE-CLOSING STOCKHOLDERS' EQUITY"..............................................................     6
   1.48  "PURCHASE PRICE"................................................................................     6
   1.49  "REPRESENTATIVE"................................................................................     6
   1.50  "REAL PROPERTY".................................................................................     6
   1.51  "SEC"...........................................................................................     6
   1.52  "SECURITIES ACT"................................................................................     6
   1.53  "SELLERS".......................................................................................     6

   1.54  "SELLERS' ACCOUNTANTS"..........................................................................    6
   1.55  "SELLERS' HSR FILING"...........................................................................    6
   1.56  "SELLERS' KNOWLEDGE"............................................................................    6
   1.57  "SELLERS' REPRESENTATIVE".......................................................................    7
   1.58  "SHARES"........................................................................................    7
   1.59  "SUBSIDIARY"....................................................................................    7
   1.60  "SWDA"..........................................................................................    7

2.    AGREEMENT TO SELL..................................................................................    7

3.    PURCHASE PRICE.....................................................................................    7

   3.1   AMOUNT..........................................................................................    7
   3.2   MANNER OF PAYMENT...............................................................................    7
   3.3   PURCHASE PRICE ADJUSTMENT.......................................................................    7

4.    CLOSING............................................................................................    8

5.    DOCUMENTS TO BE DELIVERED AT CLOSING...............................................................    8

   5.1   SELLERS' DOCUMENTS..............................................................................    8
   5.2   BUYER'S DOCUMENTS...............................................................................    9
   5.3   FORM OF DOCUMENTS...............................................................................   10

6.    REPRESENTATIONS AND WARRANTIES OF SELLERS..........................................................   10

   6.1   ORGANIZATION AND GOOD STANDING; SUBSIDIARIES....................................................   10
   6.2   AUTHORITY.......................................................................................   11
   6.3   NO VIOLATION....................................................................................   11
   6.4   CAPITALIZATION..................................................................................   11
   6.5   TITLE TO ASSETS.................................................................................   12
   6.6   TANGIBLE PERSONAL PROPERTY......................................................................   12
   6.7   REAL PROPERTY...................................................................................   12
   6.8   INTELLECTUAL PROPERTY...........................................................................   12
   6.9   CONTRACTS.......................................................................................   12
   6.10  CONSENTS AND APPROVALS..........................................................................   13
   6.11  SUITS AND PROCEEDINGS...........................................................................   13
   6.12  COMPLIANCE WITH LAWS............................................................................   13
   6.13  ENVIRONMENTAL MATTERS...........................................................................   13
   6.14  TAXES...........................................................................................   14
   6.15  FINANCIAL STATEMENTS............................................................................   14
   6.16  NO UNDISCLOSED LIABILITIES......................................................................   14
   6.17  BOOKS AND RECORDS...............................................................................   15
   6.18  EMPLOYEE BENEFIT PLANS..........................................................................   15
   6.19  LABOR RELATIONS.................................................................................   16
   6.20  ABSENCE OF CERTAIN CHANGES AND EVENTS...........................................................   16
   6.21  BROKERS.........................................................................................   17
   6.22  KNOWLEDGE REGARDING REPRESENTATIONS.............................................................   18
   6.23  DISCLOSURES.....................................................................................   18

7.    REPRESENTATIONS AND WARRANTIES OF BUYER............................................................   18

   7.1   ORGANIZATION....................................................................................   18
   7.2   AUTHORITY.......................................................................................   18
   7.3   NO VIOLATION....................................................................................   18
   7.4   CONSENTS AND APPROVALS..........................................................................   18
   7.5   SUITS AND PROCEEDINGS...........................................................................   18
   7.6   AVAILABLE FUNDS.................................................................................   18
   7.7   ACQUISITION OF SHARES...........................................................................   19
   7.8   SOPHISTICATED INVESTOR..........................................................................   19

   7.9   COMPLIANCE WITH SECURITIES LAWS................................................................       19
   7.10  BROKERS........................................................................................       19

8.    COVENANTS OF SELLERS PRIOR TO CLOSING DATE........................................................       19

   8.1   ACCESS AND INVESTIGATION.......................................................................       19
   8.2   OPERATION OF THE BUSINESS......................................................................       19
   8.3   ABSENCE OF CHANGE OF EVENTS....................................................................       20
   8.4   REQUIRED APPROVALS.............................................................................       20
   8.5   NO BANKRUPTCY..................................................................................       20
   8.6   BEST EFFORTS...................................................................................       20
   8.7   AUDITORS' CONSENTS.............................................................................       20

9.    COVENANTS OF BUYER PRIOR TO CLOSING DATE..........................................................       21

   9.1   ACCESS AND INVESTIGATION.......................................................................       21
   9.2   REQUIRED APPROVALS.............................................................................       21
   9.3   ANTITRUST FILINGS..............................................................................       21
   9.4   BEST EFFORTS...................................................................................       21

10.   BUYER'S CONDITIONS OF CLOSING.....................................................................       22

   10.1  CONDITIONS.....................................................................................       22
   10.2  FAILURE OF CONDITION...........................................................................       22

11.   SELLERS' CONDITIONS OF CLOSING....................................................................       22

   11.1  CONDITIONS.....................................................................................       22
   11.2  FAILURE OF CONDITION...........................................................................       23

12.   APPOINTMENT OF SELLERS' REPRESENTATIVE............................................................       23

13.   CONFIDENTIALITY...................................................................................       23

14.   NOTICES...........................................................................................       24

   14.1  ADDRESSEE......................................................................................       24
   14.2  DELIVERY.......................................................................................       24
   14.3  CHANGES........................................................................................       24

15.   SURVIVAL..........................................................................................       24

16.   TERMINATION.......................................................................................       24

   16.1  TERMINATION EVENTS.............................................................................       24
   16.2  EFFECT OF TERMINATION..........................................................................       25

17.   REMEDIES..........................................................................................       25

   17.1  BUYER'S REMEDIES...............................................................................       25
   17.2  SELLERS' REMEDIES..............................................................................       25
   17.3  DAMAGES........................................................................................       26
   17.4  SURVIVING OBLIGATIONS..........................................................................       26

18.   MISCELLANEOUS.....................................................................................       26

   18.1  GOVERNING LAW..................................................................................       26
   18.2  CONSENT TO JURISDICTION........................................................................       26
   18.3  SEVERABILITY...................................................................................       26
   18.4  COUNTERPARTS...................................................................................       27
   18.5  HEADINGS.......................................................................................       27
   18.6  BINDING EFFECT.................................................................................       27
   18.7  AMENDMENTS AND MODIFICATIONS...................................................................       27

18.8  ENTIRE AGREEMENT...............................................................................       27
18.9  WAIVER.........................................................................................       27
18.10 WAIVER OF RIGHT TO JURY TRIAL..................................................................       27
18.11 BACKGROUND.....................................................................................       27
18.12 COSTS OF LITIGATION............................................................................       27
18.13 FURTHER ASSURANCES.............................................................................       28
18.14 CONSTRUCTION...................................................................................       28
18.15 WORD FORMS.....................................................................................       28
18.16 EXPENSES.......................................................................................       28
18.17 ASSIGNMENT.....................................................................................       28

                                List of Schedules

Schedule 1.18              Indebtedness to Lenders

Schedule 6.1               Organization and Good Standing; Subsidiaries

Schedule 6.4               Capitalization

Schedule 6.5               Title to Assets

Schedule 6.6               Tangible Personal Property

Schedule 6.7               Real Property

Schedule 6.8               Trademarks

Schedule 6.9               Contracts

Schedule 6.10              Consents and Approvals

Schedule 6.11              Suits and Proceedings

Schedule 6.13              Environmental Matters

Schedule 6.14              Taxes

Schedule 6.15              Financial Statements

Schedule 6.16              No Undisclosed Liabilities

Schedule 6.18              Employee Benefits

Schedule 6.19              Labor Relations

Schedule 6.20              Absence of Certain Changes and Events

Schedule 6.20.9            Decrease in Company Debt

Schedule 7.4               Consents and Approvals

Schedule 7.5               Suits and Proceedings

                                List of Exhibits

Exhibit 3.1       Pre-Closing Date Balance Sheet

Exhibit 5.1.2     Opinion of Sellers' Counsel

Exhibit 5.1.3     Certificate of Sellers' Representative

Exhibit 5.1.6     Articles of Amendment

Exhibit 5.2.1     Opinion of Buyer's Counsel

Exhibit 5.2.2     Certificate of Buyer's Secretary

Exhibit 5.2.3     Certificate of Buyer's President

Exhibit 5.2.5     Certificate of Amendment

                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT ("Agreement") is made as of July 17, 2003, by and among UniFirst Corporation, a Massachusetts corporation ("Buyer"), and the undersigned signatories hereto (each, a "Seller" and collectively, "Sellers").

                                   BACKGROUND

                           Sellers are the owners of all of the issued and
                  outstanding shares of capital stock (the "Shares") of Textilease Corporation, a Maryland corporation (the "Company").

                           Sellers desire to sell to Buyer, and Buyer desires to
                  purchase from Sellers, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending legally to be bound, agree as follows:

                  1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                           1.1      "Accounting Firm" shall mean, an independent
accounting firm of international reputation mutually acceptable to Sellers and Buyer.

                           1.2      "Affiliate" shall mean, as to any Person,
any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" means the power, whether through the ownership of voting securities, by contract or otherwise to direct the votes of fifty percent (50%) or more of the voting securities of such Person.

                           1.3      "Bankruptcy Code" shall mean the US
Bankruptcy Code, or any successor law, and regulations and rules issued pursuant to thereto or any successor law.

                           1.4      "Best Efforts" shall mean the efforts that a
prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that such efforts shall not require the payment of monies to third persons in order to obtain a Consent.

                           1.5      "Breach" shall mean a breach of a
representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement, and a "Breach" will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                           1.6      "Buyer" shall have the meaning ascribed to
it in the introductory paragraph of this Agreement.

                           1.7      "Buyer's HSR Filing" shall mean the filing
by Buyer with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report as required by the HSR Act.

                           1.8      "CERCLA" shall mean the United States
Comprehensive Environmental Response, Compensation, and Liability Act, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           1.9      "Change in Control" shall mean and include
with respect to Buyer, any of the following events:

                                    (i)     Buyer is merged, combined,
consolidated, recapitalized or otherwise reorganized with one or more other entities and, as a result of the merger, combination, consolidation, recapitalization or other reorganization, less than a majority of the outstanding voting equity securities of the surviving or resulting entity are, immediately after the event, owned in the aggregate by the present shareholders of Buyer; or

                                    (ii)    Any person (as that term is used
in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder) other than a person who is such as of the date of this Agreement, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of equity securities in Buyer representing more than a majority of the combined voting power of the Buyer's outstanding equity securities entitled to vote with regard to matters relating to Buyer.

                           1.10     "Closing" shall mean the closing of the sale
described in this Agreement.

                           1.11     "Closing Date" shall mean September 2, 2003,
or any other date upon which the parties agree.

                           1.12     "Closing Date Balance Sheet" shall mean the
consolidated balance sheet of the Company as of the close of business on the business day immediately preceding the Closing Date, to be prepared by Sellers' Accountants pursuant to Section 3.3 hereof, which shall reflect the Environmental Remediation Accrual and the Deferred Compensation Accrual.

                           1.13     "Closing Date Balance Sheet Determination
Date" shall mean the date on which the Closing Date Balance Sheet becomes final and binding, as provided in Section 3.3 hereof.

                           1.14     "Closing Date Stockholders' Equity" shall
mean the total stockholders' equity reflected on the Closing Date Balance Sheet, as determined in accordance with GAAP (except with respect to the absence of year-end adjustments and footnotes on the Closing Date Balance Sheet and the inclusion of agreed upon amounts with respect to the Environmental Remediation Accrual and the Deferred Compensation Accrual) on the same basis as applied to the Pre-Closing Stockholders' Equity.

                           1.15     "COBRA" shall mean any and all obligations
and requirements under ERISA Section 601 et. seq., Code section 4980B, any successor statute thereto and any regulations promulgated thereunder, and any applicable state law or regulation related to the continuation of health care coverage.

                           1.16     "Code" shall mean the Internal Revenue Code
of 1986 or any successor law, and regulations and rules issued by the United States Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

                           1.17     "Company" shall have the meaning ascribed to
it in the Background of this Agreement.

                           1.18     "Company Debt" shall mean the sum of (i) the
total amount of the indebtedness of the Company to the lenders described on
Schedule 1.18 attached hereto, and any refinancings thereof, as of the close of business on the business day immediately preceding the Closing Date, and (ii) one-half (1/2) of the total amount of the Company's capital lease liability as of the close of business on the business day immediately preceding the Closing Date, not to exceed $850,000.

                           1.19     "Compensation Arrangement" shall mean any
plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to current or former employees, officers, directors and shareholders of the Company, any Subsidiary or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, and any other employee fringe benefit plan.

                           1.20     "Consent" shall mean any approval, consent,
ratification, waiver, or other authorization (including any Governmental Authorization).

                           1.21     "Confidentiality Agreement" shall mean that
certain confidentiality agreement, dated April 4, 2003, by and between Buyer and Company.

                           1.22     "Contract" shall mean any agreement,
contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                           1.23     "Deferred Compensation Accrual" shall mean
the Company's aggregate liability for deferred compensation as of the Closing Date, as agreed upon by the parties and to be reflected on the Closing Date Balance Sheet, which shall be an amount equal to the aggregate liability for deferred compensation reflected on the Pre-Closing Balance Sheet, less payments of deferred compensation between March 31, 2003 and the Closing Date, plus Two Million Four Hundred Fifty Two Thousand Four Hundred Seventy-Seven Dollars ($2,452,477).

                           1.24     "Employee Plan" shall mean any pension,
profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance, severance or any other employee benefit plan as defined in Section 3(3) of ERISA which the Company or any ERISA Affiliate maintains, contributes to or is otherwise bound or as to which the Company is an ERISA Sponsor.

                           1.25     "Encumbrance" shall mean any charge, claim,
community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                           1.26     "Environmental Remediation Accrual" shall
mean a liability on the Closing Date Balance Sheet in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000), which is the amount agreed to between the parties for the cost of environmental remediation.

                           1.27     "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           1.28     "ERISA Affiliate" shall mean any trade or
business related to or required to be aggregated with the Company under the terms of Sections 414(b), (c), (m) or (o) of the Code.

                           1.29     "ERISA Sponsor" shall have the meaning set
forth in Section 3(16)(B) of ERISA.

                           1.30     "ESOP" shall mean the Textilease Retirement
Savings and Stock Ownership Plan.

                           1.31     "Exchange Act" shall mean the Securities
Exchange Act of 1934, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           1.32     "Financial Statements" shall have the
meaning ascribed to it in Section 6.15 hereof.

                           1.33     "GAAP" shall mean generally accepted United
States accounting principles, applied on a consistent basis.

                           1.34     "Governmental Authorization" shall mean any
approval, consent, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                           1.35     "Governmental Body" shall mean any: (a)
nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government;
(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                           1.36     "HSR Act" shall mean the Hart-Scott-Rodino
Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           1.37     "HSR Filings" shall mean Sellers' HSR Filing
and Buyer's HSR Filings, collectively.

                           1.38     "Leases" shall mean the leases of the Leased
Properties.

                           1.39     "Leased Properties" shall mean the real
property leased by the Company.

                           1.40     "Legal Requirement" shall mean any federal,
state, local, municipal, foreign, international, multinational, or other law, constitution, ordinance, principle of common law, regulation, Order, or treaty.

                           1.41     "Material Adverse Effect" shall mean with
respect to the Company, any Subsidiary or Buyer as the case may be, a material adverse effect upon the business, operations, results of operations, properties, or financial condition of that party.

                           1.42     "Multiemployer Plan" shall mean a plan, as
defined in ERISA Section 3(37), to which the Company or any ERISA Affiliate has contributed, is contributing or is required to contribute.

                           1.43     "Notice" shall mean any notice or other
communication required or permitted under this Agreement, which shall be in writing and either delivered personally or sent by facsimile, nationally recognized overnight delivery service, express mail, or certified or registered mail, postage prepaid, return receipt requested in accordance with Section 14 hereof.

                           1.44     "Order" shall mean any applicable order,
injunction, judgment, decree, ruling, writ, assessment or arbitration award from any Governmental Body.

                           1.45     "Owned Properties" shall mean the real
property owned by the Company.

                           1.46     "Person" shall mean any individual,
corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                           1.47     "Pre-Closing Balance Sheet" shall mean the
balance sheet of the Company as of the close of business on March 31, 2003, as prepared by the Company and reviewed by the Sellers' Accountants, a copy of which is attached to this Agreement as Exhibit 3.1.

                           1.48     "Pre-Closing Stockholders' Equity" shall
mean the total stockholders' equity, as determined in accordance with GAAP (except with respect to the absence of year-end adjustments on the Pre-Closing Balance Sheet) set forth on the Pre-Closing Balance Sheet.

                           1.49     "Purchase Price" shall have the meaning
ascribed to it in Section 3.2 hereof.

                           1.50     "Representative" shall mean with respect to
a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                           1.51     "Real Property" shall mean the Leased
Properties and the Owned Properties.

                           1.52     "SEC" shall mean the Securities and Exchange
Commission.

                           1.53     "Securities Act" shall mean the Securities
Act of 1933, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                           1.54     "Sellers" shall have the meaning ascribed to
it in the introductory paragraph of this Agreement.

                           1.55     "Sellers' Accountants" shall mean Grabush,
Newman and Company.

                           1.56     "Sellers' HSR Filing" shall mean the filing
by Sellers with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report as required by the HSR Act.

                           1.57     "Sellers' Knowledge" shall mean the actual
knowledge of Gerald L. Stempler, S. Denis Thomas and Michael P. Flynn.

                           1.58     "Sellers' Representative" shall mean the
person whom Sellers designate as their representative pursuant to Section 12 hereof.

                           1.59     "Shares" shall have the meaning ascribed to
it in the Background of this Agreement.

                           1.60     "Subsidiary" shall mean any Person more than
fifty percent (50%) of whose issued and outstanding equity interests are owned directly or indirectly by the Company.

                           1.61     "SWDA" shall mean the Solid Waste Disposal
Act, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  2. AGREEMENT TO SELL. Subject to the terms and conditions set forth in this Agreement and on the basis of the representations and warranties set forth herein, at the Closing, Sellers shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Sellers.

                  3.       PURCHASE PRICE.

                           3.1      Amount. The purchase price for the Shares
shall be an amount equal to the sum of One Hundred Seventy Eight Million Dollars ($178,000,000), less the Company Debt (the "Purchase Price"), adjusted as provided in Section 3.3 hereof.

                           3.2      Manner of Payment.

                                    3.2.1    On the Closing Date, Buyer shall
pay or cause to be paid to Sellers' Representative and the trustees of the ESOP, the Purchase Price by bank cashier's or certified check payable as directed by Sellers' Representative and the trustees of the ESOP, or by wire transfer in immediately available funds to accounts specified and directed by Sellers' Representative and the trustees of the ESOP, at the Closing.

                                    3.2.2    If the amount of the adjustment to
the Purchase Price determined pursuant to Section 3.3 hereof is in favor of Buyer, then Sellers shall pay to Buyer an amount equal to the adjustment to the Purchase Price, if any, not later than five (5) business days after the Closing Date Balance Sheet Determination Date.

                                    3.2.3    If the amount of the adjustment to
the Purchase Price determined pursuant to Section 3.3 hereof is in favor of Sellers, then Buyer shall pay to Sellers' Representative and the trustees of the ESOP as directed by Sellers' Representative and the trustees of the ESOP, an amount equal to the adjustment to the Purchase Price, if any, not later than five (5) business days after the Closing Date Balance Sheet Determination Date.

                           3.3      Purchase Price Adjustment.

                                    3.3.1    Within forty-five (45) days after
the Closing Date, Sellers shall cause to be prepared by Sellers' Accountants and delivered to Buyer, the

Closing Date Balance Sheet. The Buyer shall cause the Company to provide Sellers' Accountants with full and complete access to the books and records of the Company and to otherwise cooperate with and assist Sellers' Accountants in the preparation of the Closing Date Balance Sheet. Unless Buyer, within thirty
(30) days after delivery of the Closing Date Balance Sheet, notifies Sellers' Representative in writing that Buyer objects to the determination of the Closing Date Stockholders' Equity, as reflected on the Closing Date Balance Sheet, and specifies the basis for such objection, which objection shall not include any dispute relating to or arising out of the Environmental Remediation Accrual or the Deferred Compensation Accrual, and the amount or amounts in dispute, the Closing Date Balance Sheet shall become final and binding upon the parties for purposes of this Agreement as of the day following the end of such thirty (30) day period, which shall be the Closing Date Balance Sheet Determination Date. If Buyer notifies Sellers' Representative of its objection, and if Sellers and Buyer, together with their respective advisors, are unable to resolve any such objections within fifteen (15) days after any such notice has been given, the dispute shall be submitted to the Accounting Firm, which shall be instructed to resolve the dispute expeditiously. The Accounting Firm shall make a final binding determination as to the matter or matters in dispute, and the date of such determination shall be the Closing Date Balance Sheet Determination Date. Buyer agrees to cooperate, and agrees to cause the Company to cooperate, with Sellers (and Sellers' authorized representatives), and Sellers agree to cooperate with Buyer and the Company (and their respective authorized representatives), in order to resolve any and all matters in dispute as soon as reasonably possible. The Sellers shall pay the fees, costs and expenses of the Sellers Accountants. Buyer shall pay the fees, costs and expenses of the Accounting Firm, unless the difference between (x) the proposed Closing Date Stockholders' Equity included on the Closing Date Balance Sheet delivered by the Sellers and (y) the determination by the Accounting Firm of the Closing Date Stockholders' Equity results in a reduction to the Purchase Price under Section
3.3.2 hereof, in which case the fees, costs and expenses of the Accounting Firm shall be paid by the Sellers.

                                    3.3.2    If the Closing Date Stockholders'
Equity is less than the Pre-Closing Stockholders' Equity, then the Purchase Price shall be reduced dollar for dollar by the amount of such difference; if the Closing Date Stockholders' Equity is greater than the Pre-Closing Stockholders' Equity, then the Purchase Price shall be increased dollar for dollar by the amount of such difference; provided, however, that no adjustment to the Purchase Price, whether an increase or a decrease, shall be made under this Section 3.3 unless the difference between the Closing Date Stockholders' Equity and the Pre-Closing Stockholders' Equity is greater than ten percent (10%) of the Pre-Closing Stockholders' Equity.

                  4. CLOSING. The Closing shall take place at the offices of Saul Ewing LLP, 100 South Charles Street, Baltimore, Maryland 21201-2773 at 10:00 a.m., on the Closing Date.

                  5.       DOCUMENTS TO BE DELIVERED AT CLOSING.

                           5.1      Sellers' Documents. At the Closing, Sellers
shall as the case may be, deliver, execute and deliver, or cause to be executed and delivered to Buyer:

                                    5.1.1    certificates representing the
Shares, duly endorsed (or accompanied by duly executed stock powers), and any applicable documentary or transfer tax paid for transfer to Buyer;

                                    5.1.2    the written opinion of Sellers'
counsel in the form of Exhibit 5.1.2;

                                    5.1.3    the written certificate of Sellers'
Representative in the form of Exhibit 5.1.3 that all of the representations and warranties set forth in Section 6 hereof were true and complete as of the date of this Agreement, and are true and complete as though made on and as of the Closing Date, and that all of Sellers' covenants set forth in Section 8 hereof have been fully performed or satisfied, as the case may be, as of the Closing Date;

                                    5.1.4    a Certificate of Status from the
Department of Assessments and Taxation of the State of Maryland, certifying that the Company is in good standing and Certificates of Qualification or Registration, as the case may be, from the States of Delaware, North Carolina, South Carolina, Georgia, Tennessee and Nevada and the Commonwealth of Virginia;

                                    5.1.5    Certificates of Status from the
Departments of State of the States of Delaware, Georgia and Maryland, certifying that each of the Subsidiaries is in good standing and Certificates of Qualification or Registration, as the case may be, from the States of Nevada and Illinois for the applicable Subsidiary;

                                    5.1.6    Articles of Amendment to the
Articles of Incorporation of the Company in the form of Exhibit 5.1.6 (the "Articles"), amending the Articles to permit the Buyer to own all of the issued and outstanding shares of capital stock of the Company owned by the ESOP;

                                    5.1.7    written resignations of each of the
trustees of the ESOP; and

                                    5.1.8    all Consents required to be
obtained by the Seller and which are necessary for the consummation of the transactions contemplated by the Agreement and required under the covenants, warranties and obligations contained in this Agreement, including all Consents listed on Schedule 6.10.

                           5.2      Buyer's Documents. At Closing, Buyer shall
deliver, execute and deliver or cause to be executed and delivered, as the case may be, to Sellers:

                                    5.2.1    the written opinion of Buyer's
counsel in the form of Exhibit 5.2.1;

                                    5.2.2    the written certificate of Buyer's
Secretary in the form of Exhibit 5.2.2;

                                    5.2.3    the written certificate of Buyer's
President in the form of Exhibit 5.2.3 that all of the representations and warranties set forth in Section 7 hereof were true and correct as of the date of this Agreement, and are true and correct as though made on and as of the Closing Date, and that all of Buyer's covenants set forth in Section 9 hereof have been fully performed or satisfied, as the case may be, as of the Closing Date;

                                    5.2.4    a Certificate of Status from the
Secretary of Commonwealth of the Commonwealth of Massachusetts, certifying that Buyer is in good corporate standing;

                                    5.2.5    a Certificate of Amendment in the
form of Exhibit 5.2.5 to the Certificate of Formation of Stempler Enterprises, Inc., a Delaware corporation changing the name of Stempler Enterprises, Inc.;

                                    5.2.6    written appointments of substitute
trustees of the ESOP; and

                                    5.2.7    all Consents required to be
obtained by the Buyer and which are necessary for the consummation of the transactions contemplated by the Agreement and required under the covenants, warranties and obligations contained in this Agreement, including all Consents listed on Schedule 7.4.

                           5.3      Form of Documents. If the form of any
document is not specified by an exhibit attached to this Agreement, then the form shall be reasonably satisfactory to Sellers' and Buyer's counsel.

                  6. REPRESENTATIONS AND WARRANTIES OF SELLERS. Except as otherwise contemplated by this Agreement, or as disclosed in the disclosure schedules delivered pursuant to this Section 6, Sellers represent and warrant to Buyer as follows:

                           6.1      Organization and Good Standing;
Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has full power and authority to own, lease and operate its assets, properties and rights and to carry on its business as now conducted. The Company is duly authorized to conduct business and is in good standing under the laws of each state where such qualification is required, except that where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has no Subsidiaries that are not identified on Schedule 6.1 attached to this Agreement. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full power and authority to own, lease and operate its assets, properties and rights and to carry on its business as now conducted. Each Subsidiary is duly authorized to conduct business and is in good standing under the laws of each state where such qualification is required, except that where the failure to be so qualified would not have a Material Adverse Effect on the Subsidiary.

                           6.2      Authority. Each of the Sellers has full
power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by each of the Sellers and this Agreement constitutes the legal, valid and binding obligations of each of the Sellers enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to the rights and remedies of creditors generally and (b) general principles of equity.

                           6.3      No Violation. The execution, delivery and
performance of this Agreement and the consummation of the transactions contemplated hereunder will not violate the terms of (i) the charter or bylaws of Company or any of its Subsidiaries; (ii) any material agreement to which the Company or its Subsidiaries is a party, in any material respect; or (iii) any Order of specific application to the Company or its Subsidiaries.

                           6.4      Capitalization. The total number of shares
of capital stock which the Company has authority to issue is Four Million Two Hundred Thousand (4,200,000) shares, consisting of One Million Five Hundred Thousand (1,500,000) shares of Class A common stock, One Million One Hundred Thousand (1,100,000) shares of Class B common stock, One Million (1,000,000) shares of ESOP common stock, One Hundred Thousand (100,000) shares of Class C common stock, and Five Hundred Thousand (500,000) shares of preferred stock, the shares of all classes having a par value of $.50 per share of which only One Million Twenty Five Thousand Nine Hundred and Twenty One (1,025,921) shares of Class A common stock, One Million Seventy Five Thousand Eight Hundred and Forty (1,075,840) shares of Class B common stock, Five Hundred and One Thousand Three Hundred (501,300) shares of ESOP common stock and One Hundred Thousand (100,000) shares of Class C common stock are issued and outstanding. Schedule 6.4 attached to this Agreement sets forth the number and classes of shares of the Company's capital stock that are issued and outstanding, and the owners of record of all such shares. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 6.4, there are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock; (ii) outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company; or (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. All of the issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the issued and outstanding shares of capital stock of any Subsidiary. Except as set forth on Schedule 6.4, all of the outstanding equity securities of the Subsidiaries are owned of record and beneficially by the Company, free and clear of all Encumbrances.

                           6.5      Title to Assets. Except as set forth on
Schedule 6.5 to this Agreement, the Company is the owner of and has good and marketable title to its assets and business, free and clear of all Encumbrances.

                           6.6      Tangible Personal Property. Schedule 6.6
attached to this Agreement contains a list of all material tangible personal property owned or leased by the Company. To Sellers' Knowledge, the Company owns or leases all tangible personal property necessary for the conduct of the Company's business as currently conducted.

                           6.7      Real Property. Except as set forth in
Schedule 6.7 attached to this Agreement, the Company and its Subsidiaries have good, marketable fee simple title to the Owned Properties, free and clear of all Encumbrances. None of the Encumbrances referred to on Schedule 6.7 materially restricts or interferes with the use of the Owned Properties in the manner currently used by the Company. The Company and each of its Subsidiaries have a valid and subsisting leasehold estate in each of the Leased Properties as lessee for the full term of the Lease thereof. Except as set forth in Schedule 6.7, and other than any failure, breach, default, or waiver, which, would not be reasonably likely to have a Material Adverse Effect on the Company, and to Sellers' Knowledge after due inquiry of the most senior manager who is principally assigned to manage each of the Leased Properties (i) each of the Leases is valid, binding, in full force and effect, and enforceable by the Company or such Subsidiary, as the case may be, in accordance with its terms;
(ii) neither the Company nor the Subsidiary as the case may be, is in breach or default under any of the Leases; (iii) neither the Company nor the Subsidiary, as the case may be, has waived any of its rights under any of the Leases or modified any of the terms thereof; and (iv) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement will not violate the terms of any Lease.
Schedule 6.7 contains a list of the Leases. The Real Property comprises all of the real property necessary for the conduct of the Company's and its Subsidiaries' business as currently conducted.

                           6.8      Intellectual Property. Schedule 6.8 to this
Agreement sets forth a list of all trademarks and service marks that are owned by the Company and its Subsidiaries.

                           6.9      Contracts. Schedule 6.9 attached to this
Agreement lists each of the Contracts of the Company and any of its
Subsidiaries: (i) involving more than $100,000 for the purchase or sale of capital assets, equipment, supplies, products, or services; (ii) involving more than $50,000 in compensation payable to any present or former employee or consultant; (iii) all non-competition covenants; (iv) evidencing loans or other financing which will not be terminated as of Closing; and (v) all material personal property leases. Except as set forth on Schedule 6.9, and other than any such failure, breach, or waiver, which would not have a Material Adverse Effect on the Company or its Subsidiaries, each Contract is valid, binding, and fully enforceable in accordance with its respective terms except to the extent that enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to the rights and remedies of creditors generally and (b) general principles of equity.

                           6.10     Consents and Approvals. Other than Sellers'
HSR Filing, and except as set forth in Schedule 6.10 attached to this Agreement, no Consent is required on the part of Sellers or the Company in connection with the execution, delivery or performance of the Agreement, the consummation of the transactions contemplated thereunder, or the continued operation of the Company's businesses after the Closing.

                           6.11     Suits and Proceedings. Except as set forth
on Schedule 6.11 attached to this Agreement, no suit, action, litigation, administrative proceeding, arbitration proceeding, governmental proceeding, investigation, inquiry, or other proceeding is pending or, to Sellers' Knowledge, threatened against the Company or its Subsidiaries which questions the validity of the transactions contemplated hereunder or which, if adversely determined, would reasonably be likely to have a Material Adverse Effect on the Company or its Subsidiaries.

                           6.12     Compliance with Laws. To Sellers' Knowledge,
the Company and its Subsidiaries are in compliance with all Legal Requirements, except to the extent that failure to comply would not have a Material Adverse Effect on the Company or its Subsidiaries.

                           6.13     Environmental Matters. Except as
specifically identified in Schedule 6.13 attached to this Agreement, the Company and its Subsidiaries are, to Sellers' Knowledge, in compliance with all applicable laws, rules, regulations, orders, or other binding decisions made by any federal, state, or local governmental entity regarding chemical use, sanitation, health and safety, or the environment (collectively, "Environmental Laws"). Except as specifically identified in Schedule 6.13, to Sellers' Knowledge, there have been no releases, including without limiting the generality of the representations contained herein, spills, releases, or disposals of oil, solvents, dry cleaning solutions, still bottoms or other hazardous materials, at or on Real Property which constitutes a "release of hazardous substances" or a "release of petroleum" under any Environmental Laws, including without limitation, the CERCLA or the SWDA, except for a release that would not have a Material Adverse Effect on the Company or its Subsidiaries. The Company and its Subsidiaries hold and are in compliance with all permits, licenses, and approvals required under Environmental Laws, including without limitation those for the handling, treatment, recycling, storage, containment, disposal or destruction of any waste products and/or by-products, and all of those permits, licenses and approvals are in full force and effect and will not by their terms expire less than sixty (60) days following the Closing Date, except that where the failure to have such license or permit would not have Material Adverse Effect on the Company or its Subsidiaries. Except as specifically identified in Schedule 6.13, to Sellers' Knowledge, neither the Company nor any of its Subsidiaries have arranged for the off-site disposal, treatment, recycling, or storage of any waste products which are a "hazardous waste" under the SWDA or similar laws of any state applicable to the Company or its Subsidiaries.

Neither the Company nor any of its Subsidiaries has entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any Environmental Law, nor received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Law, nor has any reason to believe that any of the foregoing will be forthcoming. Except as specifically identified in Schedule 6.13, to the Sellers' Knowledge, none of the Real Property contains any asbestos or asbestos-containing material, polychlorinated biphenyls (PCBs) or equipment containing PCBs, or urea formaldehyde foam insulation. The Sellers have previously made available, or have caused the Company to make available, to Buyer those certain URS reports identified in Schedule 6.13, and to Sellers' Knowledge, such URS reports accurately and completely reflect the current status of the environmental issues pertaining to the Real Property and other assets of the Company described therein. Sellers have provided, or caused the Company and its Subsidiaries to provide, Buyer with copies of the environmental reports listed on Schedule 6.13, which reports constitute, to Sellers' Knowledge, all Phase I and Phase II environmental site assessment reports or other environmental reports concerning the Real Property which have been created in the past five (5) years, and which reports, to Sellers' Knowledge, accurately and completely reflect the current status of known releases or threats of release of hazardous materials or petroleum under any Environmental Laws which would have a Material Adverse Effect on the Company or its Subsidiaries.

                           6.14     Taxes. The Company has filed or caused to be
filed all tax returns, of every kind, nature, or description, required to be filed by the Company, has paid or remitted to the proper authority all taxes and assessments, including, without limitation, all excise taxes, sales taxes, payroll withholding taxes, FICA taxes, unemployment taxes, and personal property taxes, which are required to be paid or remitted by the Company, and has established adequate reserves for the payment of all taxes and other governmental charges for the current period which are not yet due. The Company's income tax returns for 2000, 2001 and 2002, copies of which are attached to this Agreement as Schedule 6.14, are true and correct.

                           6.15     Financial Statements. Schedule 6.15 attached
to this Agreement contains true and complete copies of the Company's audited consolidated financial statements as of December 31, 2000, December 31, 2001 and December 31, 2002 and a reviewed balance sheet of the Company as of March 31, 2003 and a reviewed statement of income for the 3-month period then ended prepared by the Company (the "Financial Statements"). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company for the periods referred to in such financial statements, as determined in accordance with GAAP (with the exception of the March 31, 2003 balance sheet and statement of income).

                           6.16     No Undisclosed Liabilities. Except as set
forth in Schedule 6.16 attached to this Agreement, neither the Company nor its Subsidiaries have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against on the Financial Statements and liabilities incurred in the ordinary course of business since the respective dates of the Financial Statements.

                           6.17     Books and Records. The books of account,
stock record books and other records of the Company and its Subsidiaries are true and complete in all material respects, and there are no material matters as to which appropriate entries have not been made in the records.

                           6.18     Employee Benefit Plans.

                                    6.18.1   All of the Company's Employee Plans
and Compensation Arrangements are set forth on Schedule 6.18 attached to this Agreement, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements and amendments thereto (including related insurance policies, trusts or other funding vehicles) have been made available to Buyer. Sellers have made available to Buyer (i) the Forms 5500 filed for each of the Employee Plans (including all attachments and schedules thereto) for the last three plan years, (ii) the actuarial reports, and any governmental filings, relating to the Employee Plans for the last three plan years, and (iii) the current summary plan description for each Employee Plan.

                                    6.18.2   Each Employee Plan and Compensation
Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and all other applicable Legal Requirements.

                                    6.18.3   Neither the Company nor any ERISA
Affiliate is contributing to, is required to contribute to, or has contributed within the last six (6) years to, any Multiemployer Plan, and neither the Company nor any ERISA Affiliate has incurred within the last six (6) years, or reasonably expects to incur, any "withdrawal liability" as defined under ERISA
Section 4201 et. seq.

                                    6.18.4   Sellers are not aware of the
existence of any governmental audit or examination of any Employee Plan or Compensation Arrangement or of any facts, which would lead them to believe that any such audit, or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to Sellers' Knowledge, threatened against any of such plans or arrangements, and Sellers possess no knowledge of any facts which could give rise to any such action, suit or claim.

                                    6.18.5   Except as set forth on Schedule
6.18, or as required by COBRA, the Company does not sponsor, maintain or contribute to any Employee Plan or Compensation Arrangement that provides medical, dental or life insurance coverage to any employee of the Company, or any dependents thereof, upon the employee's termination of employment.

                                    6.18.6   Except as set forth on Schedule
6.18, with respect to each Employee Plan: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no liability to the Pension Benefit Guaranty Company (other than premium payments due in the ordinary course of the Plan's operation) has been or is expected to be incurred by Sellers or any ERISA Affiliate; (iii) no Employee Plan ever has incurred an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise always has fully met the funding standards required under Title I of ERISA and
Section 412 of the Code; (iv) no "reportable event," as that term is defined in
Section 4043(b) of ERISA ever has occurred with respect to any Employee Plan;
(v) there are no unfunded liabilities with respect to any Employee Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Employee Plan, whether or not vested, does not exceed the current value of the assets of such Employee Plan; (vi) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject the Company or any ERISA Affiliate to any liability; (vii) no condition or event exists with respect to any Employee Plan that could subject the Company or an ERISA Affiliate to the imposition of a lien on the assets of the Company or any ERISA under the Code or ERISA; and (viii) all contributions, premiums or payments with respect to each Employee Plan or Compensation Arrangement have been made when due.

                                    6.18.7   Except as set forth on Schedule
6.18, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereunder, alone or in conjunction with another event, including but not limited to a termination of any individual's employment or service, will: (i) result in any payment becoming due to any current or former director or employee of the Company; (ii) result in the acceleration of vesting of any benefit to be provided any current or former employee or director; (iii) or increase any benefits otherwise payable to any current or former employee or director.

                           6.19     Labor Relations. Except as set forth on
Schedule 6.19, neither the Company nor any of its Subsidiaries are parties to any collective bargaining or other labor agreement, and since March 31, 2003, to Sellers' Knowledge, there have been no union organizing activities or other labor or employment disputes relating to, or unfair labor practice charges filed against, the Company or any of its Subsidiaries.

                           6.20     Absence of Certain Changes and Events.
Except as set forth on Schedule 6.20 attached to this Agreement or except as required by law, since March 31, 2003, the Company and each of its Subsidiaries has conducted its business in the ordinary course of business and, except as contemplated in connection with the transactions contemplated by this Agreement, there has not been any:

                                    6.20.1   change in the authorized or issued
equity securities; grant of any option or right to purchase any equity security; issuance of any security convertible into equity securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition of any equity security; or declaration or payment of any dividend or other distribution or payment in respect of equity securities;

                                    6.20.2   except in the ordinary course of
business, payment or increase of any bonuses, salaries, or other compensation to any stockholder, director, officer, consultant, or employee, or entry into any employment, severance, or similar contract with any director, officer, consultant, or employee;

                                    6.20.3   adoption of, or increase in the
payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees;

                                    6.20.4   damage to or destruction or loss of
any asset or property, whether or not covered by insurance, which, individually or in the aggregate, has had a Material Adverse Effect on the Company or any of its Subsidiaries;

                                    6.20.5   except in the ordinary course of
business, entry into, modification or amendment to, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of $100,000 or more;

                                    6.20.6   except in the ordinary course of
business, sale, lease, or other disposition of any material asset or property, or Encumbrance on any material asset or property, including the sale, lease, or other disposition of any of the Trademarks;

                                    6.20.7   cancellation or waiver of any
claims or rights with a value in excess of $100,000;

                                    6.20.8   change in the accounting methods
used by the Company;

                                    6.20.9   except as set forth on Schedule
6.20.9, decrease in the amount of Company Debt except for paydowns made in the ordinary course of the Company's business consistent with past practice;

                                    6.20.10  any other change, effect, event,
occurrence, non-occurrence, condition or development which has had, individually or in the aggregate, a Material Adverse Effect on the Company or any of its Subsidiaries; or

                                    6.20.11  any agreement, whether in writing
or otherwise, to do any of the foregoing.

                           6.21     Brokers. Except for Goldman, Sachs & Co.
whose fees will be paid by Sellers, no Person has acted directly or indirectly as a broker, finder or financial advisor for Sellers in connection with the negotiations relating to, or the transactions contemplated by the Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof, based in any way on any agreement, arrangement or understanding made by or on behalf of Sellers.

                           6.22     Knowledge Regarding Representations. Except
for the representations and warranties contained in this Agreement and the documents required to be provided to Buyer pursuant to Section 5.1.1 or 5.1.3 of this Agreement, neither Sellers nor any of their Affiliates or Representatives, make or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Sellers, and Sellers hereby disclaim any such representation or warranty whether by Sellers, or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Buyer or any of its Representatives of any documentation or other information by Sellers or any of their Affiliates or Representatives.

                           6.23     Disclosures. Any information disclosed
pursuant to a Schedule in this Section 6 applicable to a representation or warranty, shall be deemed disclosed for every other representation or warranty to which it reasonably relates under this Section 6.

                  7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers, as follows:

                           7.1      Organization. Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer has full power and authority to own, lease and operate its assets, properties and rights and to carry on its business as now conducted.

                           7.2      Authority. Buyer's directors have approved
the execution, delivery and performance of this Agreement and the transactions contemplated hereunder. This Agreement has been duly executed and delivered by the duly-authorized officers of Buyer; and constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

                           7.3      No Violation. The execution, delivery and
performance of this Agreement and the consummation of the transactions contemplated hereunder will not violate the terms of Buyer's charter, bylaws, any agreement to which Buyer is a party, or any Order applicable to Buyer.

                           7.4      Consents and Approvals. Other than Buyer's
HSR Filing, and except as set forth in Schedule 7.4 attached to this Agreement, no Consent is required on the part of Buyer in connection with the execution, delivery or performance of the Agreement, or the consummation of the transactions contemplated thereunder.

                           7.5      Suits and Proceedings. Except as set forth
on Schedule 7.5 attached to this Agreement, no suit, action, litigation, administrative proceeding, arbitration proceeding, governmental proceeding, investigation, inquiry, or other proceeding is pending or, to Buyer's knowledge, threatened against Buyer which questions the validity of the transactions contemplated hereunder.

                           7.6      Available Funds. Buyer has, and shall have
available to it immediately prior to the Closing, all funds necessary to pay the Purchase Price.

                           7.7      Acquisition of Shares. Buyer acknowledges
that the Shares have not been registered under the Securities Act, or under any state securities or "blue sky" law and represents that the Shares are being acquired by the Buyer for its own account and not with a view to or in connection with any disposition thereof in violation of the Securities Act, or the rules and regulations thereunder, or any applicable state securities or "blue sky" law.

                           7.8      Sophisticated Investor. Buyer is an informed
and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of the Agreement.

                           7.9      Compliance with Securities Laws. Buyer has
and will have timely filed with the SEC all necessary forms and reports.

                           7.10     Brokers. No Person has acted directly or
indirectly as a broker, finder or financial advisor for Buyer in connection with the negotiations relating to, or the transactions contemplated this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof, based in any way on any agreement, arrangement or understanding made by or on behalf of Buyer.

                  8.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

                           8.1      Access and Investigation. Between the date
of this Agreement and the Closing Date, Buyer and its Representatives may conduct such review and analysis of the Company and its Subsidiaries as is reasonably necessary to confirm that Sellers have not committed a Breach. Sellers will afford Buyer and its Representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries at reasonable times upon reasonable notice, but only to the extent that such review and analysis does not unreasonably interfere with the business of the Company and its Subsidiaries. Buyer shall coordinate such review and analysis through one or more persons designated by Sellers. To the extent that Buyer or any of Buyer's Representatives discovers that Sellers have committed a Breach, Buyer will promptly notify Sellers of the basis for such Breach; provided, however, that, no review, analysis or other activity conducted or information obtained or provided pursuant to this Section 8.1 shall affect or be deemed to modify any representation or warranty made by Sellers. Promptly upon any Seller becoming aware of a Breach, Sellers shall promptly give detailed written notice thereof to Buyer and shall use their Best Efforts to promptly remedy the same; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty made by Sellers.

                           8.2      Operation of the Business. Between the date
of this Agreement and the Closing Date, Sellers shall use their Best Efforts to cause the Company and each of its Subsidiaries to:

                                    8.2.1    conduct its business only in the
ordinary course of business; and

                                    8.2.2    to preserve intact its current
business organization, keep available the services of the current officers, employees, and agents, and maintain the relations and good will with its suppliers, customers, landlords, creditors, employees, and agents.

                           8.3      Absence of Change of Events. Except as set
forth in Schedule 6.20.9 and except in the ordinary course of business, between the date of this Agreement and the Closing Date, Sellers shall not, and shall cause the Company not to take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 6.20 hereof is likely to occur. Notwithstanding the preceding sentence, Buyer hereby consents to the Company's amendment of the ESOP prior to Closing, to fully vest all active employees of the Company and its Subsidiaries who are participants in the ESOP, to spin-off from the ESOP into a separate plan (the "Spin-off Plan") the portion of the ESOP that, on the date of Closing, is invested in Shares allocated to the accounts of the active employees of the Company and its Subsidiaries, and to terminate the Spin-off Plan and distribute to the Spin-off Plan's participants their account balances under the Spin-off Plan, to the extent permitted by law, in an immediately available lump sum distribution, such amendment, spin-off and termination all being conditioned on the Closing having occurred.

                           8.4      Required Approvals. As promptly as
practicable after the date of this Agreement, Sellers shall, and shall cause the Company to, make all necessary filings pursuant to applicable Legal Requirements to be made by them in order to consummate the transactions contemplated by this Agreement (including Sellers' HSR Filing). Between the date of this Agreement and the Closing Date, Sellers shall, and shall cause the Company to (i) cooperate with Buyer with respect to all filings that Buyer elects to make or are necessary pursuant to applicable Legal Requirements in order to consummate the transactions contemplated by the Agreement, and (ii) cooperate with Buyer in obtaining all Consents necessary to consummate the transactions contemplated by the Agreement.

                           8.5      No Bankruptcy. Sellers shall not cause the
Company to (i) enter an Order for Relief under the Bankruptcy Code or commit any act of bankruptcy, (ii) file a proceeding for the appointment of a receiver for the Company, (iii) make an assignment for the benefit of the Company's creditors, or (iv) file any proceeding with respect to the Company under any state insolvency law.

                           8.6      Best Efforts. Between the date of this
Agreement and the Closing Date, Sellers shall use their Best Efforts to cause the conditions in Section 10 hereof to be satisfied.

                           8.7      Auditors' Consents. Sellers shall use Best
Efforts, both prior to and following the Closing Date, to have the present and historical independent auditors of the Company provide Buyer with any consents deemed necessary or advisable by Buyer for inclusion in, and compliance with, filings with the SEC.

                  9.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.

                           9.1      Access and Investigation. Between the date
of this Agreement and the Closing Date, Sellers and their Representatives may conduct such review and analysis of Buyer as is reasonably necessary to confirm that Buyer has not committed a Breach. Buyer will afford Sellers and their Representatives reasonable access to the offices, properties, books and records of Buyer at reasonable times upon reasonable notice, but only to the extent that such review and analysis does not unreasonably interfere with the business of Buyer. Sellers shall coordinate such review and analysis through one or more persons designated by Buyer. To the extent that Sellers or any of Sellers' Representatives discovers that Buyer has committed a Breach, Sellers will promptly notify Buyer of the basis for such Breach; provided, however, that, no review, analysis or other activity conducted or information obtained or provided pursuant to this Section 9.1 shall affect or be deemed to modify any representation or warranty made by Buyer.

                           9.2      Required Approvals. As promptly as
practicable, but not later than thirty (30) days following the date of this Agreement, Buyer shall, and shall cause its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated by this Agreement (including Buyer's HSR Filing). Between the date of this Agreement and the Closing Date, Buyer shall, and shall cause its Affiliates to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements in order to consummate the transactions contemplated by the Agreement, and (ii) cooperate with Sellers in obtaining all Consents necessary to consummate the transactions contemplated by the Agreement.

                           9.3      Antitrust Filings. If requested by Seller,
Buyer shall request early termination of the waiting period under the HSR Act in connection with the HSR Filings and shall execute and deliver all further instruments and documents and shall take any other action as may be reasonably required to obtain such early termination. All filing fees incurred by the Buyer and Sellers in connection with the HSR Filings shall be borne equally between the Buyer, on the one hand, and the Sellers, on the other hand. All fees, costs and expenses of Buyer and Sellers, including reasonable attorneys' fees, in connection with any inquiry, restriction, or impediment or in connection with the Sellers' cooperation with or assistance to Buyer in connection with the HSR Filing which arise from and after the date the HSR Filings are first completed and filed with the Federal Trade Commission and the Department of Justice shall be borne by the Buyer.

                           9.4      Best Efforts. Between the date of this
Agreement and the Closing Date, Buyer shall use its Best Efforts to cause the conditions in Section 11 hereof to be satisfied.

                  10.      BUYER'S CONDITIONS OF CLOSING.

                           10.1     Conditions. The obligations of Buyer
hereunder are subject to the satisfaction of all of the following conditions as of the time of the Closing, except those, which are waived in writing by Buyer:

                                    10.1.1   the representations and warranties
set forth in Section 6 hereof shall be true and complete as though made on and as of the Closing Date, and the covenants and obligations of Sellers shall have been fully performed by Sellers;

                                    10.1.2   all documents referred to in
Section 5 hereof which are required to be delivered, or to be executed and delivered to Buyer shall be delivered or executed and delivered, as the case may be, to Buyer at the Closing;

                                    10.1.3   all applicable waiting periods
under the HSR Act shall have expired or been terminated;

                                    10.1.4   Buyer shall have received from
Sellers an executed copy of Articles of Amendment ("Articles of Amendment") to the Articles of Incorporation of the Company (the "Articles") changing the Articles to permit the Buyer to own all of the issued and outstanding shares of capital stock of the Company owned by the ESOP, which Articles of Amendment will be filed by the Company with the State Department of Assessments and Taxation of the State of Maryland on the Closing Date; and

                                    10.1.5   all Consents required to be
obtained by the Seller, which are necessary for the consummation of the transactions contemplated by this Agreement and required under the covenants, warranties and obligations contained in this Agreement, shall have been obtained by the Sellers (or the Company, as the case may be) and delivered to Buyer.

                           10.2     Failure of Condition. If any of the
conditions set forth in Section 10.1 hereof have not been satisfied as of the time of the Closing, then Buyer may terminate this Agreement pursuant to Section 16 hereof; or Buyer may waive the unsatisfied condition or conditions and proceed with the Closing. Buyer's waiver of any unsatisfied condition of the Closing shall constitute a waiver by Buyer of all other rights or remedies to which Buyer may be entitled.

                  11.      SELLERS' CONDITIONS OF CLOSING.

                           11.1     Conditions. The obligations of Sellers
hereunder are subject to the satisfaction of all of the following conditions as of the time of the Closing, except those, which are waived in writing by
Sellers:

                                    11.1.1   the representations and warranties
set forth in Section 7 hereof shall be true and complete as though made on and as of the Closing

Date, and the covenants and obligations of Buyer shall have been fully performed by Buyer;

                                    11.1.2   all documents referred to in
Section 5 hereof which are required to be delivered or executed and delivered to Sellers shall be delivered or executed and delivered, as the case may be, to Sellers at the Closing;

                                    11.1.3   all applicable waiting periods
under the HSR Act shall have expired or been terminated;

                                    11.1.4   Buyer shall have delivered to
Sellers, the Purchase Price; and

                                    11.1.5   all Consents required to be
obtained by the Buyer, which are necessary for the consummation of the transactions contemplated by this Agreement and required under the covenants, warranties and obligations contained in this Agreement, shall have been obtained by the Buyer and delivered to Seller.

                           11.2     Failure of Condition. If any of the
conditions set forth in Section 11.1 hereof have not been satisfied as of the time of the Closing, then Sellers may terminate this Agreement pursuant to
Section 16 hereof; or Sellers may waive the unsatisfied condition or conditions and proceed with Closing. Sellers' waiver of any unsatisfied condition of the Closing shall constitute a waiver by Sellers of all other rights or remedies to which Sellers may be entitled.

                  12. APPOINTMENT OF SELLERS' REPRESENTATIVE. With the exception of the ESOP, each Seller hereby appoints Gerald L. Stempler as Sellers' Representative. Sellers' Representative shall have the authority to provide to Buyer, on behalf of all of Sellers, all Notices, Consents and other actions hereunder by Sellers and to accept, on behalf of Sellers, all Notices from Buyer and its Representatives. In addition, each Seller hereby authorizes payment of the Purchase Price payable to such Seller pursuant to Section 3.2 hereof, to be payable to Sellers' Representative or the trustees of the ESOP as the case may be, and Sellers' Representative shall be responsible for allocation of the Purchase Price among Sellers and the disbursement thereof.

                  13. CONFIDENTIALITY. Until Closing, the parties shall keep the existence of this Agreement in confidence; shall (i) not discuss the sale described herein with any Person except their respective Representatives and lenders; or (ii) make any public announcements concerning the transactions contemplated by this Agreement or the consummation thereof, or otherwise disclose the existence of this Agreement to any third party, without first obtaining the prior written consent of the other as to the content, form and timing of any announcement; provided, however, that, if Buyer is required by law or the rules of the New York Stock Exchange to make such public announcement, it shall be entitled to make such public announcement without Sellers' consent subject to providing Sellers with a copy of such public announcement and an opportunity, if circumstances permit, to comment at least forty-eight (48) hours prior to the release of such public announcement; provided, further that Buyer and Sellers will use their best efforts to schedule the release of such announcement so as to permit the Company to notify its employees of the contents of the public announcement immediately prior to the release of such announcement.

                  14.      NOTICES.

                           14.1     Addressee. A Notice shall be addressed, in
the case of Sellers, to Gerald L. Stempler, 11208 Stephalee Lane, Rockville, Maryland 20852, with a copy to John J. Ghingher, III, Esquire, Saul Ewing LLP, 100 South Charles Street, Baltimore, Maryland 21201-2773, and a copy to George
N. Harris, Jr., Kozusko Lahey Harris LLP, 1666 K Street, N.W., Suite 400, Washington, D.C. 20006; or, in the case of Buyer, to Ronald D. Croatti, at UniFirst Corporation, 68 Jonspin Road, Wilmington, Massachusetts 01887, with a copy to Raymond C. Zemlin, P.C., Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109. If sent by facsimile, a Notice shall be sent to Sellers at
(410) 332-8862, with a copy to John J. Ghingher, III, Esquire at (410) 332-8749, and a copy to George N. Harris, Jr., at (202) 457-7201, or to Buyer at (978) 657-5663, with a copy to Raymond C. Zemlin, P.C. at (617) 523-1231.

                           14.2     Delivery. A Notice delivered personally
shall be deemed given only if acknowledged in writing by the person to whom it is given. A Notice sent by facsimile shall be deemed given when transmitted, provided that confirmation of that transmission was received. A Notice sent by nationally recognized overnight delivery service or express mail shall be deemed given twenty-four (24) hours after having been sent. A Notice that is sent by certified mail or registered mail shall be deemed given forty-eight (48) hours after it is mailed. If any time period in this Agreement commences upon the delivery of Notice to any one or more parties, the time period shall commence only when all of the required Notices have been deemed given.

                           14.3     Changes. Either party may designate, by
Notice to the other, substitute addresses, addressees or facsimile numbers for Notices, and thereafter, Notices are to be directed to those substitute addresses, addressees or facsimile numbers.

                  15. SURVIVAL. None of the representations, warranties or covenants contained in this Agreement or any other document or instrument executed in connection with this Agreement shall survive the Closing; provided, however, that this Section 15 will not limit any covenant or agreement of the parties contained in this Agreement or in any document or instrument executed pursuant to this Agreement which by its terms contemplates performance after the Closing. If the Closing occurs, then neither Sellers nor Buyer shall have any claim for breach of any representation or warranty contained in this Agreement or for breach of any covenant to be performed on or before the Closing.

                  16.      TERMINATION.

                           16.1     Termination Events. This Agreement may, by
Notice given prior to or at the Closing, be terminated:

                                    16.1.1   by mutual consent of Buyer and
Sellers;

                                    16.1.2   (i) by Buyer if any of the
conditions in Section 10 hereof have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date, provided, however that any such condition relating to a Breach prior to the Closing Date shall be a cause for termination of this Agreement only if such Breach cannot be or has not been cured within thirty (30) days after giving Notice of Breach to Sellers, such Notice to be given promptly after Buyer becomes aware of such Breach; or (ii) by Sellers, if any of the conditions in
Section 11 hereof have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date, provided, however that any such condition relating to a Breach prior to the Closing Date shall be a cause for termination of this Agreement only if such Breach cannot be or has not been cured within thirty (30) days after giving Notice of Breach to Buyer, such Notice to be given promptly after Sellers becomes aware of such Breach;

                                    16.1.3   by either Buyer or Sellers if the
Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 1, 2003, or such later date as the parties may agree upon; or

                                    16.1.4   by Sellers if there is a Change in
Control of Buyer.

                           16.2     Effect of Termination.

                                    16.2.1   If this Agreement is terminated
under Section 16.1.1 hereof, neither Buyer nor Sellers shall have any further liability or obligation under this Agreement, except that Buyer's and Sellers' obligations set forth in Section 13 hereof will survive termination.

                                    16.2.2   If Buyer elects to terminate this
Agreement pursuant to Section 16.1.2 or 16.1.3 hereof, then Sellers shall not thereafter have any further liability or obligation under this Agreement, except as provided in Section 17 hereof, and except that Sellers' obligations set forth in Section 13 hereof will survive termination. If Sellers elect to terminate this Agreement pursuant to Section 16.1.2, 16.1.3 or 16.1.4 hereof, then Buyer shall not thereafter have any further liability or obligation under this Agreement, except as provided in Section 17 hereof, and except that Buyer's obligations set forth in Section 13 hereof will survive termination.

                  17.      REMEDIES.

                           17.1     Buyer's Remedies. Buyer's sole and exclusive
remedy for Sellers' Breach shall be to terminate this Agreement pursuant to
Section 16.1.2 hereof and to receive the payment set forth in Section 17.3.

                           17.2     Sellers' Remedies. Sellers' sole and
exclusive remedy for

Buyer's Breach shall be to terminate this Agreement pursuant to Section 16.1.2 hereof and to receive the payment set forth in Section 17.3.

                           17.3     Damages. If the transactions contemplated by
this Agreement are not consummated by reason of a party's Breach, other than a breach of that party's representations and warranties hereunder, the parties to this Agreement acknowledge that the non-breaching party shall have suffered damages in the amount of Four Million Dollars ($4,000,000) and the breaching party shall pay such amount to the non-breaching party, as liquidated damages and not as a penalty, upon notice from the non-breaching party. If the transactions contemplated by this Agreement are not consummated by reason of a termination of this Agreement under Section 16.1.4, the Buyer acknowledges that the Seller shall have suffered damages in the amount of Four Million Dollars ($4,000,000) and the Buyer shall pay such amount to the Seller, as liquidated damages and not as a penalty, upon notice from the Seller. If the transactions contemplated by this Agreement are not consummated by reason of a party's breach of its representations and warranties hereunder, the parties acknowledge that the non-breaching party shall have suffered damages in the amount of One Million Dollars ($1,000,000) and the breaching party shall pay such amount to the non-breaching party, as liquidated damages and not as a penalty, upon notice from the non-breaching party. The maximum amount of liquidated damages that any party shall be permitted to receive from the other party shall be Four Million Dollars ($4,000,000).

                           17.4     Surviving Obligations. Notwithstanding the
provisions of Sections 17.1 and 17.2, a party shall have the right to pursue all remedies available to such party in the event of the other party's breach of a covenant or agreement contained in this Agreement or in any document or instrument executed pursuant to this Agreement which by its terms contemplates performance only after the Closing.

                  18.      MISCELLANEOUS.

                           18.1     Governing Law. The laws of the State of
Maryland shall govern the validity and construction of this Agreement and any dispute arising out of or relating to this Agreement, without regard to the principles of conflict of laws.

                           18.2     Consent to Jurisdiction. The parties submit
to the jurisdiction of all state and federal courts sitting in the State of Maryland, the venue of the Circuit Court for Prince George's County, and the venue of the United States District Court for the District of Maryland and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in Maryland.

                           18.3     Severability. A ruling by any court that one
or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect shall not affect any other provision of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Thereafter, this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had been amended to the extent necessary to be enforceable within the jurisdiction of the court making the ruling and to preserve the transactions originally contemplated by this Agreement to the greatest extent possible.

                           18.4     Counterparts. This Agreement may be executed
in two (2) or more counterparts, each of which shall be deemed an original. In that event, in proving this Agreement it shall only be necessary to produce or account for the counterpart signed by the party against whom the proof is being presented.

                           18.5     Headings. The section and subsection
headings have been included for convenience only, are not part of this Agreement and shall not be taken as an interpretation of any provision of this Agreement.

                           18.6     Binding Effect. This Agreement shall be
binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, personal representatives, Representatives, and successors and permitted assigns. Except as otherwise specifically provided, this Agreement is not intended and shall not be construed to confer upon or to give any person other than the parties any rights or remedies.

                           18.7     Amendments and Modifications. This Agreement
may be amended, waived, changed, modified or discharged only by an agreement in writing signed by all of the parties.

                           18.8     Entire Agreement. This Agreement and the
Confidentiality Agreement constitute the entire agreement between the parties, and there are no representations, warranties, covenants or obligations except as set forth in this Agreement. Except for the Confidentiality Agreement, this Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties, relating to the transactions contemplated by this Agreement.

                           18.9     Waiver. Failure to insist upon strict
compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of that term, covenant or condition or of any other term, covenant or condition of this Agreement. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of that right or power at any other time.

                           18.10    WAIVER OF RIGHT TO JURY TRIAL. BY EXECUTING
THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

                           18.11    Background. The Background is a part of this
Agreement.

                           18.12    Costs of Litigation. If either party files
suit to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys' fees (including fees and expenses incurred to collect those fees and expenses).

                           18.13    Further Assurances. The parties shall
execute and deliver or cause to be executed and delivered all further instruments and documents and shall take any other action as may be reasonably required to more effectively carry out the terms and provisions of this Agreement, including to the extent agreed to by the parties, taking all actions necessary to cause early termination of any applicable waiting period under the HSR Act.

                           18.14    Construction. Each party has participated to
a significant degree in the drafting and preparation of this Agreement. No provision of this Agreement shall be construed against any party on the basis of that party's being the "drafter."

                           18.15    Word Forms. Wherever used in this Agreement,
the singular shall include the plural, and the plural shall include the singular. The use of any gender, tense or conjugation shall include all genders, tenses and conjugations.

                           18.16    Expenses. Except as otherwise expressly set
forth in this Agreement, each party shall pay its own expenses incurred in connection with the transaction contemplated by this Agreement, even if this transaction is not consummated for any reason. Buyer acknowledges and agrees, however, that the Company has paid and will pay prior to Closing, certain of the expenses relating to the transaction contemplated by this Agreement, including but not limited to expenses in connection with the preparation, negotiation and consummation of this Agreement.

                           18.17    Assignment. No party shall transfer or
assign any or all of its rights or interests under this Agreement or delegate any of its obligations without the prior written consent of the other parties.

                            [Signature Pages Follow]

                  IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, on the date first above written.

                                    SELLERS:

                                    /s/ Gerald L. Stempler
                                                                 (SEAL)
                                    -----------------------------
                                    Gerald L. Stempler

                                    /s/ Deana E. Stempler
                                                                 (SEAL)
                                    -----------------------------
                                    Deana E. Stempler

                                    /s/ Howard Stempler
                                                                 (SEAL)
                                    -----------------------------
                                    Howard Stempler
                                    By: Michael P. Flynn, attorney in fact

                                    /s/ Marion Stempler White
                                                                 (SEAL)
                                    -----------------------------
                                    Marion Stempler White
                                    By: Michael P. Flynn, attorney in fact

                                    /s/ Lauren Beth Stempler
                                                                 (SEAL)
                                    -----------------------------
                                    Lauren Beth Stempler
                                    By: Michael P. Flynn, attorney in fact

                                    /s/ S. Denis Thomas
                                                                 (SEAL)
                                    -----------------------------
                                    S. Denis Thomas

                                    /s/ Michael P. Flynn
                                                                 (SEAL)
                                    -----------------------------
                                    Michael P. Flynn

                                    /s/ Marcy Lynn Stempler
                                                                 (SEAL)
                                    -----------------------------
                                    Marcy Lynn Stempler

                                    By: Michael P. Flynn, attorney in fact

[SIGNATURES CONTINUED]

[SIGNATURES CONTINUED]

                                    TRUST AGREEMENT U/D/T DATED 12/27/84 F/B/O:
                                    GERALD L. STEMPLER

                                    By:     /s/ Gerald L. Stempler
                                                                      (SEAL)
                                         -----------------------------
                                            Gerald L. Stempler, Trustee

                                    TRUST AGREEMENT U/D/T DATED 8/18/76 F/B/O:
                                    MARION GAIL STEMPLER; MARCY STEMPLER
                                    DAGMI; HOWARD ELLIOTT STEMPLER; AND
                                    LAUREN BETH STEMPLER

                                    By:     /s/ Gerald L. Stempler
                                                                      (SEAL)
                                         -----------------------------
                                            Gerald L. Stempler, Trustee

                                    CARMELLE DAISY DAGMI 1996 TRUST U/T/A
                                    DATED 12/6/96

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    ALEXANDRIA NICOLE WHITE 1991 TRUST U/T/A
                                    DATED 8/23/91

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

[SIGNATURES CONTINUED]

[SIGNATURES CONTINUED]

                                    BENJAMIN LEWIS CATT 1995 TRUST U/T/A DATED
                                    12/13/95

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    EMILY CHARLOTTE STEMPLER 1991 TRUST U/T/A
                                    DATED 8/23/91

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    HAYDEN ROSE WHITE 1992 TRUST U/T/A DATED
                                    3/5/92

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    JACOB DANIEL CATT TRUST U/T/A DATED 10/5/94

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    MAYA ROSE DAGMI 1991 TRUST U/T/A DATED
                                    8/23/91

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

[SIGNATURES CONTINUED]

[SIGNATURES CONTINUED]

                                    ROEY LEEOR DAGMI 1991 TRUST U/T/A DATED
                                    8/23/91

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    SALLY ROSE STEMPLER 1991 TRUST U/T/A DATED
                                    12/16/91

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    TRUST AGREEMENT U/D/T DATED 12/27/90 F/B/O:
                                    ALEXANDRA WHITE; EMILY STEMPLER; MAYA
                                    ROSE DAGMI; AND ROEY DAMI

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    TRUST AGREEMENT U/D/T DATED 12/30/76 F/B/O:
                                    MARION GAIL STEMPLER; MARCY LYNN
                                    STEMPLER; HOWARD ELLIOTT STEMPLER; AND
                                    LAUREN BETH STEMPLER

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

[SIGNATURES CONTINUED]

[SIGNATURES CONTINUED]

                                    THE STEMPLER FAMILY DYNASTY TRUST U/T/A
                                    8/23/91

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    THE STEMPLER CHARITABLE LEAD TRUST DATED
                                    7/12/94

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    THE STEMPLER FAMILY FOUNDATION

                                    By:     /s/ Gerald L. Stempler
                                                                      (SEAL)
                                         -----------------------------
                                         Gerald L. Stempler, Trustee

                                    THE TEXTILEASE RETIREMENT SAVINGS AND
                                    STOCK OWNERSHIP PLAN

                                    By:     /s/ Gerald L. Stempler
                                                                      (SEAL)
                                         -----------------------------
                                         Gerald L. Stempler, Trustee

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

                                    By:     /s/ Gary Meliker
                                                                      (SEAL)
                                         -----------------------------
                                         Gary Meliker, Trustee

[SIGNATURES CONTINUED]

[SIGNATURES CONTINUED]

                                    HADASSAH-WOMEN'S ZIONIST OF ORGANIZATION
                                    OF AMERICA, INC.

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, attorney in fact

                                    ANTI-DEFAMATION LEAGUE FOUNDATION

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, attorney in fact

                                    HEBREW HOME OF GREATER WASHINGTON

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, attorney in fact

                                    THE STEMPLER FAMILY CHARITABLE REMAINDER
                                    TRUST

                                    By:     /s/ Michael P. Flynn
                                                                      (SEAL)
                                         -----------------------------
                                         Michael P. Flynn, Trustee

BUYER:

UNIFIRST CORPORATION

                                    By:    /s/ Ronald D. Croatti
                                                                      (SEAL)
                                         -----------------------------

                                         Ronald D. Croatti, President and CEO